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EXHIBIT 4.7

FOURTH AMENDMENT TO CREDIT AGREEMENT

        This Fourth Amendment (the "Amendment") is dated as of November 30, 2002 and is among AAR CORP., a Delaware Corporation (the "Borrower"), the undersigned Lenders and Bank One, NA (f/k/a The First National Bank of Chicago), having its principal office in Chicago, Illinois, as agent for the Lenders (the "Agent").

W I T N E S S E T H:

        WHEREAS, the Borrower, the Lenders and the Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of February 10, 1998 (as previously amended, the "Agreement"); and

        WHEREAS, subject to the terms of this Amendment, the Borrower, the undersigned Lenders and the Agent desire to (i) amend the Agreement in certain respects as more fully described below and (ii) change the "Revolving Credit Termination Date" as more fully described below;

        NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Defined Terms.    Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Agreement.

        2.    Amendment.

          (a)  The definition of "Aggregate Commitment" in Article I of the Agreement is hereby amended and restated in its entirety as follows:

          "Aggregate Commitment" means, (i) from December 1, 2002 through the end of business on February 28, 2003, $15,000,000 and (ii) on and after March 1, 2003, $7,500,000.

          (b)  The definition of "Eurodollar Rate" in Article I of the Agreement is hereby amended and restated in its entirety as follows:

          "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) the Applicable Margin. As used in this definition, "Applicable Margin" means 2.50%. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

    (c)
    The following defined term is hereby added to Article I of the Agreement in proper alphabetical order:

          "Debt Securities" shall mean (i) debt securities issued pursuant to the $200,000,000 Omnibus Shelf Registration for the issuance of debt securities pursuant to Registration Statement Form S-3 under the Securities Act of 1933, as amended, dated May 29, 1998, filed with the United States Securities & Exchange Commission, Registration File No. 333-52853, including (a) the 6.875% interest rate $60,000,000 notes issued by the Borrower and maturing on December 15, 2007, and (b) the 7.25% interest rate $50,000,000 notes issued by the Borrower and maturing on October 15, 2003, (ii) debt securities issued pursuant to the Borrower's Note Purchase Agreement dated as of May 1, 2001, including (a) the 7.98% interest rate $20,000,000 notes issued by the Borrower and maturing on May 15, 2008, and (b) the 8.39% interest rate $55,000,000 notes issued by the Borrower and maturing on May 15, 2011, and (iii) any replacement of the notes issued under clauses (i) and (ii) above.

          (d)  Section 2.4 of the Agreement is hereby amended and restated in its entirety as follows:

          2.4    Fees.    The Borrower agrees to pay to the Agent, for the ratable account of the Lenders, a facility fee on the amount of the Aggregate Commitment, for the period from the date hereof to and including the Revolving Credit Termination Date, payable quarterly in advance on each Payment Date hereafter, equal to 0.50% per annum.

          (e)  Section 6.26 of the Agreement is hereby amended and restated in its entirety as follows:

          6.26    Fixed Charge Coverage Ratio.    The Borrower will maintain a Fixed Charge Coverage Ratio of not less than (i) 0.50:1.00 as of the last day of the fiscal quarter of the Borrower ended November 30, 2002 and (ii) 0.75:1.00 as of the last day of each fiscal quarter of the Borrower commencing on the quarter ended February 28, 2003 and thereafter. The Fixed Charge Coverage Ratio shall be determined based on four of the previous five fiscal quarters of the Borrower that occurred immediately prior to the calculation date, at the Borrower's option.

          As used herein, the following terms have the following meanings:

          "Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) Consolidated Earnings Available for Fixed Charges to (b) Consolidated Fixed Charges for such period.

          "Consolidated Earnings Available for Fixed Charges" means, for any period, the sum of (i) Consolidated Net Income (excluding gains and losses from the sale of assets other than in the ordinary course of business and income or losses derived from discontinued operations), plus to the extent deducted in determining Consolidated Net Income (ii) all provisions for any federal, state, or other income taxes made by the Borrower and its Subsidiaries during such period, (iii) Consolidated Fixed Charges during such period, and (iv) deferred financing costs for such period.

          "Consolidated Fixed Charges" means, without duplication, for any period, the sum of (i) current maturities for such period, (ii) interest expense on indebtedness (excluding capitalized leases) for such period, (iii) total rent expense under all leases other than capitalized leases, and (iv) imputed interest expense under capitalized leases for the Borrower and its Subsidiaries for such period.

            (f)  A new Section 6.27 is hereby added to the Agreement, which Section 6.27 shall read as follows:

          6.27    Debt Securities.    The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Debt Securities prior to the stated maturity thereof.

        3.    Revolving Credit Termination Date.    The Revolving Credit Termination Date shall now be June 10, 2003.

        4.    Representations and Warranties.    In order to induce the Agent and the undersigned Lenders to enter into this Amendment, the Borrower represents and warrants that:

          (a)  The representations and warranties set forth in Article V of the Agreement are true, correct and complete on the date hereof as if made on and as of the date hereof and, there exists no Default or Unmatured Default on the date hereof.

          (b)  The execution and delivery by the Borrower of this Amendment have been duly authorized by proper corporate proceedings of the Borrower and this Amendment, and the Agreement, as amended by this Amendment, constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

          (c)  Neither the execution and delivery by the Borrower of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or the Borrower's articles or certificate of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it or its property, is bound, or conflict with or constitute a default thereunder.

        5.    Effective Date.    This Amendment shall be deemed effective as of November 30, 2002 (the "Effective Date") upon receipt by the Agent of counterparts of this Amendment duly executed by the Borrower and the Lenders.

        6.    Ratification.    The Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified, approved and confirmed in all respects.

        7.    Reference to Agreement.    From and after the Effective Date, each reference in the Agreement to "this Agreement", "hereof", or "hereunder" or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Agreement, as amended by this Amendment.

        8.    Costs and Expenses.    The Borrower agrees to pay all costs, fees, and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) incurred by the Agent in connection with the preparation, execution and enforcement of this Amendment.

        9.    CHOICE OF LAW.    THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        10.    Execution in Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the Borrower, the undersigned Lenders and the Agent have executed this Amendment as of the date first above written.

AAR CORP.
By:	/s/ TIMOTHY J. ROMENESKO
Name:	Timothy J. Romenesko
Title:	Vice President, Treasurer & CFO
BANK ONE, NA, individually as a Lender and as Agent
By:	/s/ HENRY W. HOWE
Name:	Henry W. Howe
Title:	Officer

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  EXHIBIT 4.7